FOR IMMEDIATE RELEASE

KITARA MEDIA REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

Jersey City, NJ, November 14, 2013 -- Kitara Media Corp. (OTCBB: KITM), a leading digital media and technology company providing video solutions to advertisers, digital marketers and publishers, today reported financial results for the third quarter ended September 30, 2013.

Consolidated revenue for Q3 2013 increased to $6.6 million as compared to $6.2 million the same quarter of the previous year. Consolidated revenue for the nine months ended September 30, 2013 increased to $17 million as compared to $15.9 million for the same nine months in 2012.

Consolidated net income/loss for Q3 2013 increased to $175,000 as compared to a net loss of $232,000for the same quarter of the previous year. Consolidated net income/lossfor the nine months ended September 30, 2013 increased to $295,000 as compared to a net loss of $2.2 million for the same nine months in 2012.

Kitara Media reported an increase in earnings before interest, taxes, depreciation and amortization(“EBITDA”)due to higher sales with significant improvements to margins.  EBITDA in the third quarter increased to $302,000 as compared to a net loss of $26,000in the same quarter of the previous year. EBITDA for the first nine months of 2013 increasedto $659,000 as compared to a net loss of $1.7 millionfor the same nine months in 2012.

“Kitara Media continued strong growth in the third quarter with an increase in video ad revenue combined with improved margins. The investment in our own proprietary ad technology, Propel+, along with our commitment to deliver for advertisers and publishers has yielded a strong quarter,” said Bob Regular, CEO of Kitara Media. “In addition, our secured credit facility with Wells Fargo Capital Finance helps provide liquidity for future growth. We remain focused on expanding our relationships with both advertisers and publishers for our video solutions as well as shaping our team of industry experts to expand efforts across multiple ad channels with online, mobile and social.”

Third Quarter Financial Results Detailed

The growth in revenue was primarily due to an increase of video revenue as compared to banner revenue. In Q3 2013video ad revenue increased by approximately 39% to approximately 77% of total revenue as compared to Q3 2012 ofapproximately38%.  For first nine months of 2013 video ad revenue increased by approximately31% to approximately61% of our total revenue as compared to the same nine months in 2012 of approximately 30%.

Consolidated margins for Q3 2103 increased to $2.2 million as compared to $1.3 million for the same quarter the previous year. Consolidated margins for first nine months of 2013 increased to $5.3 million as compared to $3 million for the same nine months in 2012. The increase in margin was due to the decrease in banner ad revenue and increase in video ad revenue that has a higher CPM (“Cost per thousand”) value compared with banner ad units.

Additionally in Q3 of 2013, Kitara Media secured a new three-year credit facility with Wells Fargo Capital Finance, which provides up to a $10 million revolving line of credit scheduled to mature in November 2016.

Further details concerning the third quarter 2013 results will be contained in Form 10-Q which Kitara Media anticipates filing later this day with the Securities and Exchange Commission.

Proprietary Technology Platform

Kitara Media continues development of PROPEL+, a proprietary video content and ad delivery solution. PROPEL+ is an innovative video solution that combines efficient delivery and optimization into one video platform to deliver strong engagement for advertisers and high revenues for publishers, as well as improve user experience. PROPEL+ automates optimization and operational process and has allowed for scalability of video ad delivery. In addition, the platform’s strong analytical tools have allowed Kitara Media to react in real time to campaign trends that will maximize gross margins.

About Kitara Media

Kitara Media is a leading digital media and technology company providing video solutions to advertisers, digital marketers and publishers.With over 400 million monthly video views, Kitara Media delivers strong engagement for advertisers, high revenues for publishers, as well as improved user experiencewith PROPEL+, an internally developed proprietary ad technology platform. Powered by real time data input, PROPEL+ optimizes up to 30 video advertising sources to select the right advertising source at the right time for the right user. This innovative video solution combines efficient delivery and optimization into one video platform. The company is headquartered in Jersey City, New Jersey. For more information visit http://www.kitaramedia.com.

Forward-Looking Statements:

Certain information and statements contained in this press release, including those regarding Kitara Media’s capital structure, ability to execute its operating plan, anticipated financial flexibility and other statements that are not statements of historical fact, are forward-looking statements within the meaning of federal securities laws. These statements may be identified, without limitation, by the use of forward-looking terminology such as “anticipates”, “expects,” “will” or comparable terms or the negative thereof. Such statements are based on management’s current estimates, assumptions that management believes to be reasonable, and currently available competitive, financial, and economic data as of the date hereof and we undertake no obligation to update any such statements to reflect subsequent changes in events or circumstances. Forward-looking statements are inherently uncertain and subject to a variety of events, factors and conditions, many of which are beyond the control of Kitara Media and not all of which are known to Kitara Media, including, without limitation those risk factors described from time to time in Kitara Media’s reports filed with the SEC.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), Kitara Media reports EBITDA, which is a non-GAAP financial measure. We define EBITDA as net income/(loss) plus (minus): depreciation and amortization expense. We use this non-GAAP financial measure for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that this measure provides useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measure should be considered in addition to results and guidance prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP financial measure included in this press release has been reconciled to the nearest GAAP measure in the table following the financial statement attached to this press release.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue	$6,586	$6,185	$17,013	$15,898
Cost of Revenue	4,339	4,874	11,720	12,881
Gross Profit	2,247	1,311	5,293	3,017

Operating Expenses
Compensation and Benefits	1,132	1,050	3,149	3,464
Related Party Expenses	96	70	250	302
Other Operating Expenses	717	217	1,235	906
Depreciation and Amortization	127	206	364	547
Total Operating Expense	2,072	1,543	4,998	5,219

Operating Income (Loss)	175	(232)	295	(2,202)
Other Income (Expense)	0	0	0	(5)
Net Income (Loss)	$175	$(232)	$295	$(2,207)

EBITDA (non-GAAP measure)	302	(26)	659	(1,660)

Net Income (Loss)	175	(232)	295	(2,207)
Depreciation and Amortization	127	206	364	547
EBITDA (non-GAAP measure)	$302	$(26)	$659	$(1,660)

Media Contact:
Randy Orndorf
Executive Vice President of Marketing
RandyO@KitaraMedia.com
201.539.2204